EXHIBIT 3.13
CERTIFICATE OF CORRECTION
OF
MILAGRO OPERATING, LLC
     Milagro Operating, LLC, a Delaware limited liability company, submits this Certificate of Correction pursuant to Section 18-211(a) of the Delaware Limited Liability Company Act to correct a document which is an inaccurate record of the corporate action, contains an inaccurate or erroneous statement, or was defectively or erroneously executed, sealed, acknowledged or verified.
ARTICLE ONE
     The name of the Limited Liability Company is: Milagro Operating, LLC.
ARTICLE TWO
     The Certificate of Formation was filed by the Secretary of State of Delaware on October 17, 2007, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.
ARTICLE THREE
     The inaccuracies, errors, or defects to be corrected relate to the following matters:
     The name of the Limited Liability Company set forth in Article I of the Certificate of Formation is incorrect.
ARTICLE FOUR
     As corrected, the inaccurate, erroneous, or defective sections of the Certificate of Formation should read in its entirety as follows:
     Article I is hereby corrected to read as follows:
“ARTICLE I
Name
     The name of the company is Milagro Properties, LLC (the “Company”).”
     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Correction on the 18th day of October, 2007.

By:	/s/ Kevin J. Poli
Kevin J. Poli, Authorized Person